Exhibit 10.16

EXECUTION VERSION

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 25 day of August, 2014, is entered into by Civitas Therapeutics, Inc., a Delaware corporation with its principal place of business at 190 Everett Avenue, Chelsea, MA 02150 (the “Company”), and Martin Freed (the “Executive”).

WHEREAS, the Company intends to offer the shares of common stock, par value $.001, of the Company (“Common Stock”) to the public in an initial public offering (the “IPO”);

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement, dated as of December 27, 2010, as amended on June 27, 2013, and on June 30, 2014 (the “Prior Employment Agreement”); and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be so employed, on the terms and conditions set forth herein, subject to the completion the IPO.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Prior Employment Agreement. As of the date immediately prior to the date of the IPO (the “Amendment Date”), the Prior Employment Agreement shall terminate and be of no further force or effect.

2. Employment/Duties. During the Employment Period (as defined below), the Executive shall serve as Chief Medical Officer of the Company and shall have all the duties, responsibilities and authority commensurate with such position and such additional duties as may be determined by the Company’s Chief Executive Officer. The Executive shall be based at the Company’s principal place of business in the greater Boston, Massachusetts metropolitan area, or such place or places in the continental United States as the Company’s Board of Directors (the “Board of Directors”) shall determine. The Executive shall report to, and be subject to the general supervision of, the Company’s Chief Executive Officer.

The Executive agrees to devote all of the Executive’s business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may be permitted to engage in other activities, including membership on boards of directors of other businesses or non-for-profit organizations, so long as such activities do not materially interfere with the performance of the Executive’s duties under this Agreement and have been disclosed to and approved in advance by the Chief Executive Officer. The Executive agrees to continue to abide by the rules, regulations, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, provided, that such rules, regulations, practices and policies are not inconsistent with the terms and conditions of this Agreement and have been disclosed to the Executive.

3. Amendment Date/Period of Employment. The terms of the Executive’s employment with the Company as set forth in this Agreement will become effective as of the Amendment Date. The Executive’s employment with the Company shall continue from the Amendment Date until terminated in accordance with the provisions of Section 5 (the “Employment Period”).

4. Compensation and Benefits.

4.1. Base Salary. During the Employment Period, the Company shall pay the Executive a base salary in periodic installments in accordance with the Company’s customary payroll practices. The base salary shall be paid at the annual rate of $375,000 and shall be reviewed no less frequently than annually by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) (such base salary, as it may be increased by the Board of Directors or the Compensation Committee from time to time, the “Base Salary”).

4.2. Annual Bonus. During the Employment Period, the Executive will be eligible to receive an annual performance-based bonus (the “Annual Bonus”) with a target of 40% of the Base Salary (such amount, as it may be increased by the Board of Directors or the Compensation Committee from time to time, the “Target Bonus”). The Annual Bonus, if any, for any year will be determined by the Board of Directors or the Compensation Committee in accordance with the Company’s annual bonus plan as in effect from time to time and based on performance criteria established by the Board of Directors or the Compensation Committee. The Annual Bonus, if any, shall be paid to the Executive not later than March 15th following the year to which the Annual Bonus relates, subject to the Executive’s continuous employment through the date the Annual Bonus is paid (except as expressly provided in Section 6.1(b)). For calendar year 2014, the amount of the Annual Bonus, if any, will be calculated using the Executive’s target bonus percentage and base salary as in existence prior to the IPO for the portion of the year ending on the Amendment Date and the Target Bonus percentage and Base Salary as set forth in this Agreement for the remainder of the year.

4.3. Benefits. During the Employment Period, the Executive shall be entitled to participate in all benefit programs that the Company makes available to its employees, if any, to the extent that the Executive’s position, tenure and other qualifications make the Executive eligible to participate, except to the extent such plans or programs are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., severance pay) or any other agreement. The Executive shall be entitled to take paid vacation consistent with the Company’s employee benefits policy in addition to customary business holidays approved by the Board of Directors for the Company’s employees generally. The Executive shall notify the Chief Executive Officer when the Executive intends to take vacation.

4.4. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services on behalf of the Company under this Agreement, in accordance with policies and procedures, and subject to reasonable limitations, adopted by the Company from time to time.

4.5. Withholding. The Base Salary, Annual Bonus and all other compensation payable to the Executive under this Agreement shall be subject to applicable required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

5. Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

5.1. By the Company for Cause. At the election of the Company, for Cause (as defined below), provided that prior to a termination of the Executive’s employment pursuant to subsection (iii), below, the Executive has been given written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based, and thirty (30) days to cure in all material respects such Cause event(s) following the Executive’s receipt of such notice. For the purposes of this Section 5.1, “Cause” means (i) the Executive’s conviction of, or guilty plea to, a felony; (ii) the Executive’s commission of a fraudulent, illegal or materially dishonest act in connection with the Executive’s employment by the Company, as reasonably determined by the Board of Directors acting in good faith; or (iii) the Executive’s willful and repeated failure or refusal to attempt to perform the Executive’s duties to the Company or material breach of this Agreement or any other agreement between the Company and the Executive. The Executive shall be considered to have been discharged for “Cause” if (based on a final, unappealable judicial determination) the Executive has resigned from the Company without Good Reason (as defined in Section 5.3) to avoid a termination for Cause based on an event that occurred prior to such resignation (but not an event about which the Board of Directors had actual knowledge for more than ninety (90) days prior to such resignation).

5.2. Death or Disability. Upon the death of the Executive or termination of the Executive’s employment by the Company due to the Executive’s Disability (as defined below). For purposes of this Section 5.2, “Disability” means (i) the Executive has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of the Executive’s duties to the Company and (ii) such incapacity has continued for a period of ninety (90) days.

5.3. By the Executive for Good Reason. At the election of the Executive, for Good Reason (as defined below), provided that the Company shall have thirty (30) days to cure in all material respects such Good Reason event(s) following the Company’s receipt of the Executive’s written notice of such Good Reason event(s). For the purposes of this Section 5.3, “Good Reason” for termination shall mean (i) a reduction in the Executive’s Base Salary (other than in connection with a reduction in salary with respect to all other senior executives of the Company); (ii) any material diminution or other adverse change in the Executive’s authority, responsibilities or duties without the prior written consent of the Executive; (iii) a material breach by the Company of this Agreement or any other material agreement between the Company and the Executive; or (iv) the relocation, without the written consent of the Executive, of the place of business at which the Executive principally performs the Executive’s duties hereunder to a location that is greater than thirty-five (35) miles from place of business at which the Executive principally performs the Executive’s duties hereunder immediately prior to such relocation. Notwithstanding the foregoing, (A) the Executive will be deemed to have given consent to the condition(s) described in this Section 5.3 if the Executive does not provide written notice to the Company of such Good Reason event(s) within ninety (90) days from first occurrence of such Good Reason event(s) and (B) to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, the Executive must terminate the Executive’s employment for Good Reason no later than one hundred eighty (180) days following the occurrence of such Good Reason event(s) by providing the Company thirty (30) days’ prior written notice of termination, which may run concurrently with the Company’s cure period.

5.4. By the Company Not For Cause or By the Executive Not For Good Reason. At the election of the Company for reasons other than Cause, or the election of the Executive for reasons other than Good Reason, upon not less than thirty (30) days’ prior written notice of termination.

6. Effect of Termination.

6.1. Payments Upon Termination.

(a) In the event the Executive’s employment is terminated pursuant to Section 5.1 or by the Executive pursuant to Section 5.4, the Company shall pay to the Executive the “Accrued Benefits,” which shall mean: (i) any earned but unpaid Base Salary pursuant to Section 4.1 through the last day of the Executive’s actual employment by the Company, which shall be paid within thirty (30) days of the date of such termination of employment; (ii) any unreimbursed expenses incurred through the last day of the Executive’s actual employment by the Company and reimbursable under Section 4.4, which shall be paid in accordance with the Company’s policies, but not later than the time period specified in Section 6.2(c); and (iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, which shall be payable in accordance with their terms; but, for clarity, the Company shall have no obligation to pay any Annual Bonus pursuant to Section 4.2.

(b) Subject to Section 6.1(d) and Section 6.2, in the event the Executive’s employment is terminated pursuant to Sections 5.2 or 5.3 or by the Company pursuant to Section 5.4, then the Company shall pay or provide, as applicable, to the Executive: (i) the Accrued Benefits; (ii) any unpaid Annual Bonus (if any) with respect to the calendar year ending on or preceding the date of termination, which has been earned as determined by the Board of Directors (or the Compensation Committee) prior to the date of termination pursuant to Section 4.2 but has not been paid, which shall be payable at the time such bonuses would have been paid if the Executive was still employed with the Company and in accordance with Section 4.2; (iii) an amount equal to the sum of (x) the Base Salary pursuant to Section 4.1 as in effect on the date of termination and (y) the Target Bonus amount for the year in which such termination occurs, which amount shall be paid during the Severance Period (as defined below) in accordance with Section 6.1(d); and (iv) the full monthly premium cost of continued participation in the Company’s group medical plans under the federal law known as COBRA, or any successor law (“COBRA”) for the Executive (and the Executive’s eligible dependents) during the Severance

Period in accordance with Section 6.1(d), subject to the Executive’s timely election to continue such participation under COBRA. For the purposes of this Section 6.1(b), “Severance Period” means the period beginning on the date of a termination of employment described in this Section 6.1(b) and continuing thereafter for a period of twelve (12) months.

(c) Subject to Section 6.1(d) and Section 6.2, in the event the Executive’s employment is terminated pursuant to Section 5.3 or by the Company pursuant to Section 5.4, within twelve (12) months following an Acquisition (as defined below), then, in addition to the payments and benefits to which the Executive may otherwise be entitled under Section 6.1(b), all outstanding stock options or other equity awards held by the Executive immediately prior to such termination of employment shall become fully vested and, to the extent subject to exercise, shall remain exercisable in accordance with their terms.

(d) The payments to be made or benefits to be provided to the Executive under Section 6.1(b), other than the Accrued Benefits, and the accelerated vesting of stock options or other equity awards under Section 6.1(c), if applicable, (i) shall be contingent upon the execution (and non-revocation) within a period not to exceed sixty (60) days following termination of employment by the Executive (or the Executive’s legal representative, if applicable, in the case of a termination of employment pursuant to Section 5.2) of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from all claims (other than claims for the payments to be made and benefits to be provided pursuant to Section 6.1(b) or Section 6.1(c) of this Agreement, as applicable), together with an agreement to not make any disparaging comments, statements or communications about the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices for three (3) years following termination of the Executive’s employment, all in a form reasonably provided by the Company; (ii) shall be contingent upon the Executive’s compliance with all continuing obligations under the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement entered into between the Executive and the Company, dated December 23, 2010 (the “Proprietary Rights Agreement”); and (iii) shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment under the circumstances described in Section 6.1(b) and, if applicable, Section 6.1(c). Except as otherwise provided in Section 6.2, payments to be made pursuant to Section 6.1(b)(iii) shall be made in accordance with the customary payroll practices of the Company and any COBRA premium costs shall be paid monthly, with the first of such payments (which shall be retroactive to the day immediately following the date of the Executive’s termination of employment) due and payable as soon as administratively practicable following the date the general release becomes effective, but not later than the date that is sixty (60) days following the date of the Executive’s termination of employment. Notwithstanding the foregoing, if the date the Executive’s employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A of the Code, such first payments shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if the Executive (or the Executive’s legal representative, as applicable) revokes the executed general release within the time period permitted by law, the Executive will not be entitled to any payments or benefits (other than the Accrued Compensation) and neither the Company nor any of its affiliates will have any further obligations to the Executive under this Agreement or otherwise.

(e) Certain Definitions.

(1) For purposes of this Agreement, an “Acquisition” means (A) any acquisition of the Company by a Person (as defined below) not an Affiliate (as defined below) of the Company, by means of merger or other form of corporate reorganization in which the outstanding ownership interests of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Person and in which the holders of the Company’s ownership interests hold less than fifty percent (50%) of the acquiring or surviving Person (other than a mere reincorporation transaction); (B) the closing of the transfer from existing Company stockholders, in one transaction or a series of related transactions, to a Person or group of affiliated Persons, of the Company’s securities if, after such closing, such Person or group of affiliated Persons would hold more than fifty percent (50%) of the outstanding voting securities of the Company; or (C) a sale of all or substantially all of the assets of the Company by a Person not an Affiliate of the Company; provided, however, that an “Acquisition” shall not include an initial public offering of the Company’s stock or a mere recapitalization transaction or the sale of equity by the Company through a private offering of shares to venture capital, institutional, strategic or other equity security financing for the account of the Company.

(2) For purposes of this Agreement, an “Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise).

(3) For purposes of this Agreement, a “Person” means any individual, company, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization,

6.2. Section 409A of the Code.

(a) The Executive and the Company agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code (after giving effect to the presumptions contained therein) and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”. If the Executive is determined on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A of the Code payable on account of a “separation from service”, such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service”, and (b) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shalt not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e) In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.

7. Restrictive Covenants. During the Executive’s employment with the Company, the Executive will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations. As a result, in order to protect the Company’s legitimate business interests, the Executive acknowledges and agrees that the Executive remains subject to the Proprietary Rights Agreement. For clarity, the obligations and covenants of the Executive pursuant to the Proprietary Rights Agreement constitute material responsibilities of the Executive to the Company pursuant to this Agreement.

8. Other Agreements. The Executive represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement), or violate or contravene any judgment, administrative order or other legal prohibition specifically naming the Executive. The Executive agrees that if the Executive, during the Employment Period, becomes subject to any such agreement or prohibition, the Executive shall immediately notify the Company. The Company acknowledges that it is aware that the Executive may be subject to certain confidentiality and non-disparagement covenants with respect to the Executive’s prior employers.

9. Indemnification. The Company shall indemnify and hold harmless the Executive against any liability asserted against or incurred by the Executive in the Executive’s capacity as a director, officer and/or employee of the Company or an affiliate of the Company or as fiduciary of any Company employee benefit plan to the fullest extent permitted by law. Notwithstanding the foregoing, the Executive shall have no right to indemnification on account of: (a) acts or omissions of the Executive finally adjudged to be intentional misconduct, gross negligence, fraud or a violation of law; or (b) any transaction with respect to which it is finally adjudged that the Executive personally received a benefit in money, property or services to which the Executive was not legally entitled. In addition, the Company shall include the Executive within the coverage of any directors and officers liability insurance policy to the full extent that any other director or other executive officer of the Company, as applicable, is so covered. The indemnification and insurance provisions of this paragraph shall survive the Executive’s termination of employment with the Company and while potential liability exists, to the extent provided by such insurance provisions and applicable law.

10. Miscellaneous.

10.1. Notices. Any notice delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in case of the Company, to the address of the recipient set forth in the introductory paragraph of this Agreement, and, in the case of the Executive, to the Executive’s most recent address on file with the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.1.

10.2. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.3. Entire Agreement. This Agreement, together with the Proprietary Rights Agreement and the Adoption Agreement by and between the Company and the Executive, dated December 23, 2010 (the “Adoption Agreement”) pursuant to which the Executive is bound by the Civitas Therapeutics, Inc. Third Amended and Restated Voting Agreement by and among the Company and the other parties thereto and the Civitas Therapeutics, Inc. Second Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company and the other parties thereto, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, but not limited to, the Prior Employment Agreement.

10.4. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions of the Commonwealth of Massachusetts).

10.6. Resolution of Disputes. Any dispute, difference or controversy arising under this Agreement, the Proprietary Rights Agreement, the Adoption Agreement, and/or any stock option or other equity award agreement between the Executive and the Company, shall be settled by arbitration. Any arbitration pursuant to this Section shall be held before a single neutral arbitrator selected from the roles of the American Arbitration Association pursuant to the Commercial Arbitration Rules. The arbitrator (a) shall not have the power or authority to add to, alter, amend or modify the terms of this Agreement, (b) shall have no power to award punitive or exemplary damages; and (c) shall interpret and construe this Agreement in accordance with, and shall be bound by the laws of the Commonwealth of Massachusetts. Except as otherwise set forth herein, each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy. Any arbitration shall take place in Boston, Massachusetts or at such other location as the parties may agree upon, according to the American Arbitration Association’s Commercial Arbitration Rules now in force and hereafter adopted. The arbitrator shall make any award in accordance with and based upon all the provisions of this Agreement and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. The fees and disbursements of such arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs. The arbitrator is specifically authorized to award costs and attorney’s fees to the party substantially prevailing in the arbitration and shall do so in any case in which the arbitrator believes the arbitration was not commenced in good faith.

10.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall use reasonable efforts to secure such successor’s agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

10.8. Waivers. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.9. No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

10.10. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.11. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.12. Execution; Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email/pdf format or other electronic means and each party may fully rely upon such execution and delivery.

10.13. Survival. The provisions of Sections 6, 7, 8, 9 and 10 shall survive the termination of this Agreement.

10.14. Section 280G of the Code.

(a) In the event of the consummation of a change in ownership or control within the meaning of Section 280G of the Code (a “280G Change in Control”) of the Company, if all or any portion of the payments and benefits under this Agreement, together with any other payments and benefits provided by the Company or its Affiliates (including, without limitation, any accelerated vesting of stock options or other equity awards) that the Executive would receive in connection with such 280G Change in Control (the “Transaction Payments”) would (i) constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 10.14, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) (the aggregate of such payments (or portions thereof) being hereinafter referred to as the “Excess Parachute Payments”), then the Executive shall be entitled to receive (A) an amount reduced so that no portion thereof shall be subject to the Excise Tax (the “Reduced Payment”), or (B) if the amount otherwise payable hereunder or otherwise (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the Excise Tax) would be greater than the Reduced Payment reduced by all taxes applicable thereto, the amount otherwise payable hereunder or otherwise.

(b) The determination as to whether the Transaction Payments include Excess Parachute Payments and, if so, the amount of such Excess Parachute Payments, the amount of any Excise Tax with respect thereto, and the amount of any reduction in Transaction Payments shall be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate (the “Accountants”). In the event that any payments under this Agreement or otherwise are required to be reduced as described in Section 10.14(a), the adjustment will be made, first, by reducing the amounts payable pursuant to Section 6.1(b)(iii); second, if additional reductions are necessary, by reducing the payment of COBRA premiums payable pursuant to Section 6.1(b)(iv); and third, if additional reductions are still necessary, by eliminating the accelerated vesting of stock option awards and other equity awards, if any, starting with those awards for which the amount required to be taken into account under Section 280G of the Code is the greatest.

(c) In the event that there has been an underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(0(2) of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

CIVITAS THERAPEUTICS, INC.

/s/ Mark Iwicki
By:	Mark Iwicki

Its President and Chief Executive Officer

EXECUTIVE

/s/ Martin Freed
Name:	Martin Freed